Exhibit 99.1

Spark Therapeutics Reports First Quarter 2016 Financial Results and Recent Business Highlights
Company makes progress across multiple programs
Appoints Daniel R. Faga as Chief Business Officer
PHILADELPHIA, Penn., May 4, 2016 — Spark Therapeutics (NASDAQ: ONCE) today announced financial results for the quarter ended March 31, 2016 and updated investors on its progress.
“During the last few months we have continued to make progress across our portfolio of gene therapy candidates targeting the eye, liver and the central nervous system,” said Jeffrey D. Marrazzo, co-founder and chief executive officer of Spark. “In March, we held a pre-BLA meeting and agreed to a rolling submission with FDA on SPK-RPE65, and I’m pleased to report that we have completed and submitted the first component. We also remain on track to readout clinical data on multiple programs over the next several months, including initial clinical data from the first cohort of our SPK-FIX hemophilia B program.”
Recent highlights:
SPK-RPE65 regulatory progress: Spark recently held a pre-BLA meeting with the U.S. Food and Drug Administration (FDA), reaching agreement on a rolling BLA, which the company began with the recent submission of the non-clinical component.
SPK-FIX first cohort enrolled: Spark has completed enrollment in the first cohort of its Phase 1/2 trial of SPK-FIX for hemophilia B, a program being developed under a collaboration with Pfizer. The companies plan to report initial data from the trial during the second or third quarter of this year.
SPK-FVIII lead candidate selected based on positive preclinical results: Spark will present preclinical data on its lead SPK-FVIII product candidate at the 19th Annual Meeting of the American Society of Cell & Gene Therapy on Wednesday, May 4.
SPK-TPP1 program granted Orphan Product Designation: Spark’s first preclinical product candidate targeting neurodegenerative diseases was granted Orphan Product Designation for the treatment of CLN2 disease (neuronal ceroid lipofuscinosis (NCL)) caused by TPP1 deficiency. CLN2 is a form of Batten disease.
SPK-CHM remains on track for an initial readout later this year: Following enrollment of the second dose cohort, Spark continues to follow subjects in the Phase 1/2 trial with a plan to report initial efficacy data later this year.
Management addition: Spark announced today the appointment of Daniel R. Faga to the newly created position of Chief Business Officer. At Spark, Mr. Faga will be responsible for leading corporate strategy and planning, business development and alliance management as well as management of new functions supporting investor relations, corporate communications and new product planning. He will report to Jeff Marrazzo, co-founder and chief executive officer of Spark and will be a member of Spark's executive management team.
"Spark's business is expanding rapidly as we look toward a potential approval and launch of SPK-RPE65 and progress our diverse product pipeline,” commented Mr. Marrazzo.  "Dan will bring valuable strategic insight from his extensive experience in the biopharma industry during his tenure in healthcare investment banking and consulting.  Dan is a welcome addition to our team and a tremendous asset for the company who will help Spark to further enhance our long-term success."
Mr. Faga brings 15 years of biopharma industry experience to the company. Prior to joining Spark, Mr. Faga was a Managing Director at Centerview Partners, where he had served since 2009 as a founding member of Centerview's healthcare advisory practice. Primarily focused in the life sciences sector, Mr. Faga has deep expertise in corporate strategy, M&A and partnering, including advising on more than $50 billion in biopharma transactions. Prior to Centerview, Mr. Faga worked at Merrill Lynch in its healthcare investment banking group and as a management consultant in the Life Sciences Practice at PRTM. Mr. Faga earned a B.S. in Engineering from Cornell University and a M.B.A. in Health Care Management from the Wharton School of the University of Pennsylvania.
Financial Results
In the three months ended March 31, 2016, Spark recognized $1.3 million of revenue associated with its Pfizer collaboration.  In the quarter ended March 31, 2015, Spark recognized $1.3 million of revenue associated with its Pfizer collaboration and $1.0 million of a non-refundable payment after concluding discussions on a potential agreement with a pharmaceutical company.
Spark’s research and development expenses for the three months ended March 31, 2016 were $18.2 million compared with $8.3 million for the three months ended March 31, 2015. The $9.9 million increase was due to a $6.8 million increase in internal research and development expenses, primarily due to significantly increased headcount, and an increase of $3.1 million in external research and development, primarily from an increase of $1.7 million in expenses related to studies to support and certain pre-launch activities for SPK-RPE65, and $1.9 million related to other product candidates, offset by a decrease of $0.5 million associated with the SPK-FIX program.
General and administrative expenses for the three months ended March 31, 2016 were $8.9 million compared with $3.7 million for the three months ended March 31, 2015. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $5.2 million increase was primarily due to salaries and related costs, including stock-based compensation due to increased headcount and continued increases in legal and patent expenses, professional fees and other operating costs as a result of being a public company.
The net loss applicable to common stockholders for the three months ended March 31, 2016 was $25.6 million, or $0.95 basic and diluted net loss per common share, as compared with a net loss applicable to common stockholders of $10.4 million, or $0.58 basic and diluted net loss per common share for the three months ended March 31, 2015.
As of March 31, 2016, Spark had cash and cash equivalents of $275.0 million, with 27.4 million shares outstanding.
About Spark Therapeutics
Spark is a gene therapy leader seeking to transform the lives of patients with debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating rare diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65 (voretigene neparvovec), which has received both breakthrough therapy and orphan product designation, reported positive top-line results from a pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark’s validated gene therapy platform is being applied to a range of clinical and preclinical programs addressing serious genetic diseases, including inherited retinal dystrophies, hematologic disorders and neurodegenerative diseases. Spark builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com
Cautionary Note on Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's lead product candidate, SPK-RPE65. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65-mediated IRDs other than Leber congenital amaurosis (LCA); (ii) the improvements in functional vision demonstrated by SPK- RPE65 in our clinical trials may not be sustained over extended periods of time; and (iii) we could experience delays in submitting our regulatory filings, including our Biologics Licensing Application with FDA and, once submitted, such regulatory filings may not be approved; (iv) our product candidate, SPK-CHM, will not demonstrate sufficient clinical data to warrant continued development; (v) our collaboration with Pfizer will not be successful; and (vi) any one or more of our product candidates in preclinical or clinical development will not successfully be developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in the press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Investor Relations
Spark Therapeutics, Inc.
Stephen W. Webster
Chief Financial Officer
(855) SPARKTX (1-855-772-7589)

Media
Ten Bridge Communications
Dan Quinn
(781) 475-7974
dan@tenbridgecommunications.com

Spark Therapeutics, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31, 2015	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$293,530,590	$274,969,292
Other receivables	16,944,568	812,816
Prepaid expenses and deferred financing costs	1,132,626	1,991,789
Total current assets	311,607,784	277,773,897
Property and equipment, net	16,999,445	18,393,974
Acquired-in-process research and development	—	15,490,000
Goodwill	—	2,092,725
Other assets	1,165,285	1,178,040
Total assets	$329,772,514	$314,928,636
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,687,594	$7,218,932
Accrued expenses and other	6,529,263	5,052,329
Current portion of deferred rent	715,959	741,730
Current portion of deferred revenue	5,182,835	5,168,674
Total current liabilities	22,115,651	18,181,665
Long-term deferred rent	8,084,509	7,877,746
Long-term deferred revenue	9,034,559	7,760,092
Deferred tax liability	—	1,936,250
Total liabilities	39,234,719	35,755,753
Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized, 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.001 par value. Authorized, 150,000,000 shares; issued 27,082,493 and 27,378,812 shares at December 31, 2015 and March 31, 2016, respectively; 27,073,287 and 27,369,606 outstanding at December 31, 2015 and March 31, 2016, respectively	27,083	27,379
Additional paid-in capital	419,791,732	434,003,235
Treasury stock, at cost 9,206 shares at December 31, 2015 and March 31, 2016	(552,636)	(552,636)
Accumulated deficit	(128,728,384)	(154,305,095)
Total stockholders’ equity	290,537,795	279,172,883
Total liabilities and stockholders’ equity	$329,772,514	$314,928,636

Spark Therapeutics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2015	2016
Revenues	$2,274,467	$1,288,628
Operating expenses:
Research and development	8,334,108	18,251,900
General and administrative	3,684,880	8,873,861
Total operating expenses	12,018,988	27,125,761
Loss from operations	(9,744,521)	(25,837,133)
Interest income	11,014	260,422
Net loss	(9,733,507)	(25,576,711)
Preferred stock dividends	(634,794)	—
Net loss applicable to common stockholders	$(10,368,301)	$(25,576,711)
Basic and diluted net loss per common share	$(0.58)	$(0.95)
Weighted average basic and diluted common shares outstanding	17,925,296	26,807,380

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